Rule 424(b)(3)
                                 Registration Statement 333-96667



                      PROSPECTUS SUPPLEMENT

                      DATED APRIL 11, 2003

                               TO

                 PROSPECTUS DATED JULY 30, 2002

             _______________________________________


                  ALPHA HOSPITALITY CORPORATION

             _______________________________________

     This Prospectus Supplement, dated April 11, 2003 (the "Supplement"), supplements that certain Prospectus dated July 30, 2002, as supplemented by that certain prospectus supplement dated January 27, 2003 (the "Prospectus"), and should be read in conjunction with such Prospectus.

                      SELLING STOCKHOLDERS

     New  York Gaming, L.L.C. is hereby removed from the "Selling
Stockholders" table and the parties listed below are hereby inserted in its place. The information with respect to each of these substitute parties is as of April 11, 2003.


Name                  Number of  Number of  Number of  Percentag
                       Shares     Shares     Shares      e of
                      Beneficia    Being    Beneficia  Outstandi
                      lly Owned   Offered   lly Owned  ng common
                      Prior to                After      stock
                      Offering              Offering     After
                                                       Offering
Robert A. Berman(1)   3,068,901   389,527   2,679,374    49.3%
                         (2)
The Berman Family      12,272     12,272       --         --
Trust(3)
Debbie N. Berman(4)     4,090      4,090       --         --
Scott A.              301,129(6)   1,440     299,689     5.5%
Kaniewski(5)
Kaniewski Family       28,506     28,506       --         --
Limited
Partnership(7)
KFP Trust(8)           34,552     34,552       --         --
Paul deBary(9)        61,103(10)  17,103     44,000        *


______________
     * less than 1%

     (1)  Robert  A.  Berman has served as a director  and  Chief
          Executive Officer of Alpha since February 2002.

     (2) Consists 298,189 shares issuable upon the exercise of options, 2,326,857 shares owned by Bryanston Group, Inc. ("Bryanston") and 66,000 shares owned by Beatrice Tollman (with respect to such shares owned by Bryanston and Beatrice Tollman, Robert A. Berman has exclusive voting rights for a three year period). Robert A. Berman disclaims beneficial ownership of any shares owned by Bryanston and Beatrice Tollman for any purpose other than voting.

     (3) Debbie N. Berman, the wife of Robert A. Berman and Philip Berman, the brother of Robert A. Berman, are co-trustees for the Berman Family Trust.

     (4)  Debbie N. Berman is the wife of Robert A. Berman.

     (5) Scott A. Kaniewski has served as a director of Alpha since February 2002 and the Chief Financial Officer of Alpha since May 2002.

     (6) Consists of 299,689 shares issuable upon the exercise of options.

     (7) Scott Kaniewski is the general partner and a 1% limited partner (with respect to which Mr. Kaniewski has sole voting and disposition rights) of the Kaniewski Family Limited Partnership.

     (8) Stacey B. Kaniewski, the wife of Scott A. Kaniewski is the sole trustee of the KFP Trust, with sole power to vote or direct the vote and sole power to dispose or direct the disposition of these shares.

     (9)  Paul deBary has served as a director of Alpha since March
          2002.

     (10) Includes 19,000 shares of common stock issuable upon the exercise of options granted to Paul deBary, all of which options are currently exercisable.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Alpha Hospitality Corporation's Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.